Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

Chase Corporation Announces Fiscal Second Quarter 2023 Results

Quarterly Revenue Increased 27.5% Year-Over-Year

Increase in Gross Margin and Free Cash Flow drive debt reduction

Disciplined Company-wide inventory reduction plan progressing given improved supply chain conditions

Customer de-stocking initiatives impacting sales

Westwood, MA – April 6, 2023 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, today announced financial results for the second fiscal quarter ended February 28, 2023.

Fiscal Second Quarter and Year-to-Date Financial and Recent Operational Highlights

●	Total Revenue grew 27.5% to $94.3 million, and 32.4% to $197.2 million, in the second quarter and first six-months of fiscal 2023, respectively
●	Gross Margin of 36.8% (39.7% excluding our NuCera business) in the second quarter of fiscal 2023, compared to 36.6% in the second quarter of fiscal 2022; Gross Margin of 35.8% (39.2% excluding our NuCera business) in the first six-months of fiscal 2023, compared to 36.8% in the first-six months of fiscal 2022
●	Net Income was $8.5 million, or $0.89 per diluted share, compared to $9.1 million, or $0.96 per diluted share in the second quarter of fiscal 2022, – with the reduction primarily due to additional $3.1 million ($0.29 per diluted share) incremental amortization expense related to the NuCera business
●	Free Cash Flow was $10.0 million and $14.7 million in the second quarter and first-six months of fiscal 2023, respectively, compared to Free Cash Flow of $1.6 million and $7.0 million in the second quarter and first-six months of fiscal 2022, respectively
●	Adjusted EBITDA grew 31.4% to $22.0 million and 36.9% to $47.2 million in the second quarter and first-six months of fiscal 2023, respectively, compared to Adjusted EBITDA of $16.8 million and $34.5 million in the second quarter and first-six months of fiscal 2022, respectively

Adam P. Chase, President and Chief Executive Officer of Chase Corporation, said, “Despite the historical second quarter unfavorable seasonal impact on revenue compared to our first fiscal quarter, the Company saw increased inorganic growth with our NuCera business and increased revenue from our Industrial Tapes segment’s specialty products and cable materials product lines compared to our prior year second fiscal quarter.”

Mr. Chase continued, “Consistent with historical patterns, the Company has been impacted by plant shutdowns in Asia due to the Chinese Lunar New Year affecting sales in our Adhesives, Sealants and Additives segment and Industrial Tapes segment’s electronic materials product line compared to our first fiscal quarter which contribute to softening sales in both product line’s Asia-focused markets. Additionally, the Company’s revenue has been impacted by customer de-stocking initiatives affecting all business segments due to improved supply chain conditions.”

Mr. Chase added, "Our previously announced inventory reduction plan realized results in the second quarter. This disciplined approach has allowed the Company to make subsequent payments on our Long-Term Debt and improve cash flow. Additionally, we are striving towards relative inventory to pre-pandemic levels.” Mr. Chase, then continued, “As part of our ongoing consolidation and optimization initiative, we have substantially completed the relocation of the Company’s Adhesives, Sealants and Additives product lines from Woburn, MA to our O’Hara Township, PA location.”

Mr. Chase concluded, “The previously announced ERP upgrade to the Oracle Fusion Cloud Platform is progressing well and the upgrade will position us to enhance our business with a more advanced system that will support business expansion and functionality. Chase’s continued commitment to its customers and financial stability would not be possible without the dedicated work of our employees.”

Michael J. Bourque, Chase Corporation’s Treasurer and Chief Financial Officer, stated, “We are pleased with the increased inorganic revenue contributions from our NuCera Business with its integration within our Adhesives, Sealants and Additives segment, expanded end markets, customer base reach, and overall product portfolio. As a result of the NuCera acquisition, several purchase accounting adjustments that included incremental depreciation and amortization as well as additional interest expense related to our Long-Term Debt impacted our bottom line compared to the prior fiscal year. However, we are pleased with the increased EBITDA in the second quarter and year-to-date fiscal period over the comparable prior periods.”

Mr. Bourque concluded, “Our disciplined approach and progress made in our inventory reduction initiatives given the stabilization of the macro-economic environment has allowed us to make $35 million in payments on our revolver debt and has increased our revolving debt facility availability to $155 million. Our balance sheet remains healthy with $36.4 million of cash and a current ratio of 4.8 as of February 28, 2023. As such, Chase remains well positioned to continue paying down debt with free cash flow generation and allows us to invest in key strategic and operational initiatives.”

Segment Results

Adhesives, Sealants and Additives

	Three Months Ended February 28,		Six Months Ended February 28,
	2023	2022	2023	2022
Revenue	$48,734	$31,780	$104,287	$62,829
Cost of products and services sold	30,769	19,838	67,001	38,755
Gross Margin	$17,965	$11,942	$37,286	$24,074
Gross Margin %	37%	38%	36%	38%

Revenue for our Adhesives, Sealants and Additives segment increased in the second quarter and year-to-date periods against the comparable prior year periods. The segment revenue increased $17.0 million, or 53% and $41.5 million, or 66% in the current quarter and year-to-date period, respectively. The second quarter and year-to-date revenue increase was predominately due to the inorganic growth from our NuCera business acquired on the first day of fiscal 2023. The remaining revenue increase for the second fiscal quarter and first six-months of the fiscal period was primarily attributed to sales price increases realized over the comparable prior periods and increased demand for our world-wide focused electronic and industrial coatings product line, totaling $1.5 million and $3.4 million in the second quarter and first half of fiscal 2023. Partially offsetting this increase in revenue in the second fiscal quarter was a reduction in revenue in our organic functional additives product line due to decreased customer demand in North America over the comparable prior fiscal quarter, totaling $1.9 million. However, our organic functional additives product line continues to experience a year-to-date increase in sales over the prior comparable period.

Industrial Tapes

	Three Months Ended February 28,		Six Months Ended February 28,
	2023	2022	2023	2022
Revenue	$36,983	$33,330	$76,060	$66,091
Cost of products and services sold	23,477	21,790	49,196	44,009
Gross Margin	$13,506	$11,540	$26,864	$22,082
Gross Margin %	37%	35%	35%	33%

Revenue for our Industrial Tapes segment surpassed the prior year quarter and year-to-date periods against the comparable prior year periods. The segment revenue increased $3.7 million, or 11% and $10.0 million, or 15% in the current quarter and year-to-date period, respectively. Positively impacting sales for the current quarter and year-to-date period was attributed to sales price increases realized over the prior year periods and increased demand for our North American-focused cable materials and specialty products line, totaling $4.5 million and $10.7 million in the second quarter and year-to-date period, respectively. Partially offsetting the overall increase in the second quarter revenue was a reduction in sales volume in our North American-focused pulling and detection product line, totaling $427,000. However, our pulling and detection product line continues to experience a year-to-date increase in sales over the prior comparable period. Tempering the overall increase in revenue for the segment was second quarter and year-to-date reduction in sales volume from our Asia-focused electronic materials product line, totaling $393,000 and $834,000 in the current quarter and year-to-date period, respectively.

Corrosion Protection and Waterproofing

	Three Months Ended February 28,		Six Months Ended February 28,
	2023	2022	2023	2022
Revenue	$8,563	$8,843	$16,826	$20,043
Cost of products and services sold	5,375	5,283	10,424	11,428
Gross Margin	$3,188	$3,560	$6,402	$8,615
Gross Margin %	37%	40%	38%	43%

Revenue in the Company’s Corrosion Protection and Waterproofing segment decreased in the current quarter and year-to-date period against the comparable prior year periods. The segment revenue decreased $280,000, or 3% and $3.2 million, or 16% in the current quarter and year-to-date period, respectively. Negatively impacting sales for the segment was a reduction in sales volume for our building envelope product lines over the comparable prior year periods attributed to customer destocking over the comparable period, totaling $1.3 million and $2.6 million in the current quarter and year-to-date period, respectively. Tempering the overall decrease in revenue for the second quarter and year-to-date period was the commencement of delayed projects in the Middle East market coupled with a demand increase that drove sales gains in North American oil and gas markets, totaling $448,000 and $83,000 in the second quarter and year-to-date period, respectively. Tempering the overall decrease in revenue for the second quarter was an increase in sales volume in our coatings and lining systems, totaling $474,000 in the second fiscal quarter. However, our coatings and lining systems product line continues to experience a year-to-date decrease in sales over the prior year comparable period due to prior year excess demand in the prior first quarter from customer inventory increase initiatives due to reactions of supply chain shortages, totaling $972,000 in the year-to-date fiscal period. Tempering the overall decrease in the second quarter and year-to-date segment revenue was an increase in quarter-to-quarter and year-to-date sales in our bridge and highway projects in North America.

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are non-GAAP financial measures. The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance. The Company believes Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. However, Chase’s calculation of Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow may not be comparable to similarly-titled measures published by others. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. This press release provides reconciliations from the most directly comparable financial measure presented in accordance with U.S. GAAP to each non-GAAP financial measure.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases including, but not limited to, “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.”  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; the highly competitive environment in which the Company operates; as well as expected impact of the coronavirus disease (COVID-19)  pandemic on the Company's businesses. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company does not assume any obligation to update or revise any forward-looking statement made in this release or that may from time to time be made by or on behalf of the Company. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of the Company’s Annual Report on Form 10-K for the year ended August 31, 2022.

Investor & Media Contact:

Jackie Marcus or Ashley Gruenberg

Alpha IR Group

Phone: (617) 466-9257

E-mail: CCF@alpha-ir.com

or

Shareholder & Investor Relations Department

Phone: (781) 332-0700

E-mail: investorrelations@chasecorp.com

Website: www.chasecorp.com

The following table summarizes the Company’s unaudited financial results for the three and six months ended February 28, 2023 and 2022.

	Three Months Ended February 28,		Six Months Ended February 28,
All figures in thousands, except per share figures	2023	2022	2023	2022
Revenue	$94,280	$73,953	$197,173	$148,963
Costs and Expenses
Cost of products and services sold	59,621	46,911	126,621	94,192
Selling, general and administrative expenses	18,436	13,125	40,043	26,500
Research and product development costs	1,463	1,095	2,954	2,088
Operations optimization costs	638	589	1,291	648
Acquisition-related costs	—	—	29	—
Loss on impairment/write-off of right-of-use lease asset	314	—	862	—
Loss (Gain) on contingent consideration	128	(200)	434	275
Operating income	13,680	12,433	24,939	25,260
Interest expense	(2,387)	(86)	(4,525)	(173)
Other income (expense)	(301)	20	(822)	397
Income before income taxes	10,992	12,367	19,592	25,484
Income taxes	2,489	3,241	4,365	6,631
Net income	$8,503	$9,126	$15,227	$18,853
Net income per diluted share	$0.89	$0.96	$1.60	$1.98
Weighted average diluted shares outstanding	9,445	9,436	9,444	9,437
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$8,503	$9,126	$15,227	$18,853
Interest expense	2,387	86	4,525	173
Income taxes	2,489	3,241	4,365	6,631
Depreciation expense	2,206	899	4,536	1,776
Amortization expense	5,380	3,042	13,780	6,167
EBITDA	$20,965	$16,394	$42,433	$33,600
Loss (Gain) on contingent consideration	128	(200)	434	275
Operations optimization costs	638	589	1,291	648
Acquisition-related costs	—	—	29	—
Purchase accounting adjustments	—	—	2,200	—
Loss on impairment/write-off of right-of-use lease asset	314	—	862	—
Adjusted EBITDA	$22,045	$16,783	$47,249	$34,523

	Three Months Ended February 28,		Six Months Ended February 28,
	2023	2022	2023	2022
Reconciliation of net income to adjusted net income
Net income	$8,503	$9,126	$15,227	$18,853
Stock based compensation excess tax loss (gain)	10	10	(131)	10
Loss on contingent consideration	128	(200)	434	275
Operations optimization costs	638	589	1,291	648
Acquisition-related costs	—	—	29	—
Purchase accounting adjustments	—	—	2,200	—
Loss on impairment/write-off of right-of-use lease asset	314	—	862	—
Income taxes *	(227)	(82)	(1,011)	(194)
Adjusted net income	$9,366	$9,443	$18,901	$19,592
Adjusted net income per diluted share (Adjusted diluted EPS)	$0.98	$0.99	$1.98	$2.06

* For the three and six months ended February 28, 2023 and 2022, represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our effective U.S. statutory Federal tax rate for fiscal 2023 and 2022.

	Three Months Ended February 28,		Six Months Ended February 28,
	2023	2022	2023	2022

Reconciliation of cash provided by operating activities to free cash flow
Net cash provided by operating activities	$12,433	$2,854	$19,191	$8,757
Purchases of property, plant and equipment	(2,408)	(1,273)	(4,460)	(1,769)
Free cash flow	$10,025	$1,581	$14,731	$6,988